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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CRA International, Inc.:

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-142064, 333-118691 and 333-123903, Form S-8 Nos. 333-133450, 333-63451, 333-62910, 333-97163, 333-63453 and 333-120539) of CRA International, Inc. of our reports dated February 10, 2011, with respect to the consolidated balance sheets of CRA International, Inc. as of January 1, 2011, November 27, 2010, and November 28, 2009, and the related consolidated statements of operations, cash flows, and shareholders' equity for the five-week period ended January 1, 2011 and for each of the fiscal years in the three-year period ended November 27, 2010, and the effectiveness of internal control over financial reporting as of January 1, 2011, which reports appear in the November 27, 2010 Annual Report on Form 10-K of CRA International, Inc.

        As discussed in note 1 to the consolidated financial statements, CRA International, Inc. adopted ASC Topic 470-20, Debt (formerly FASB Staff Position No. Accounting Principles Board Opinion 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), effective November 29, 2009.

/s/ KPMG LLP
Boston, Massachusetts February 10, 2011

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm